KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436	Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Quality Municipal Income Fund

Nuveen Maryland Quality Municipal Income Fund:

We consent to the use of our reports incorporated herein by reference dated December 27, 2019 and July 29, 2020, with respect to the financial statements of Nuveen Quality Municipal Income Fund and Nuveen Maryland Quality Municipal Income Fund, respectively, and to the references to our firm under the headings “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information filed on Form N-14.

Chicago, Illinois

September 22, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.